EXHIBIT 5.1

                 Baker, Donelson, Bearman, Caldwell & Berkowitz
                           A Professional Corporation
                              207 Mockingbird Lane
                          Johnson City, Tennessee 37604

                                 October 7, 2004


Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway
Knoxville, Tennessee 37931

Re:  Provectus Pharmaceuticals, Inc. Registration Statement on Form S-2

Ladies and Gentlemen:

     We have acted as counsel to Provectus Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-2 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration for resale by the Selling Shareholders listed therein (the "Selling Shareholders") of up to 8,857,032 shares of the Company's common stock, par value $.001 per share ("Common Stock"), which represents: (a) up to 2,388,535 shares of common stock, issuable upon conversion of $750,000 in aggregate principal amount of convertible debentures (the "Debenture Shares") held by Cornell Capital Partners, LP, at a minimum per share conversion price of $0.75 until December 1, 2004 and a maximum per share conversion price of the lesser of $1.88 or 80% of the volume weighted average price of the common stock, as quoted by Bloomberg, LP, during the 5 trading days immediately prior to the conversion date, (b) up to 98,901 Debenture Shares held by Cornell with respect to interest accrued thereon through the maturity date thereof on the third anniversary of their issuance, (c) up to 2,023,552 shares of common stock issuable upon written request for an advance under a Standby Equity Distribution Agreement (the "SEDA Shares") with Cornell Capital Partners, LP, (d) 190,084 shares of common stock issued as a commitment fee under the Standby Equity Distribution Agreement, and (e) up to 198,004 SEDA Shares, issuable as a commitment fee upon the occurrence of certain events described in the Standby Equity Distribution Agreement. Also represents 7,920 shares of common stock issued to Newbridge Securities Corporation as placement agent under the Standby Equity Distribution Agreement. Also represents (a) 962,962 shares of common stock held by Castlerigg Master Investments, Ltd. and (b) up to 962,962 shares of Common Stock issuable upon exercise of certain warrants at a per share conversion price of $1.00 (the "Warrant Shares") held by Castlerigg Master Investments, Ltd. Also represents (a) 370,370 shares of common stock held by A.I. International Corporate Holdings, Ltd. and (b) up to 370,370 Warrant shares held by A.I. International. Also represents (a) 858,372 shares of common stock held by certain selling shareholders and (b) 425,000 Warrant Shares held by certain selling shareholders.

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     In that  connection,  we have examined  originals,  or copies  certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Articles of Incorporation and Bylaws of the Company, as amended to date, (ii) minutes and records of the corporate proceedings of the Company with respect to the Common Stock, (iii) the Registration Statement and exhibits thereto, (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of Tennessee, the State of Nevada and the federal laws of the United States of America.

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below and assuming the compliance with applicable state securities laws, we are of the opinion that the Common Stock other than the Debenture Shares, SEDA Shares and the Warrant Shares are duly authorized, fully paid and nonassessable and that the Debenture Shares, SEDA Shares and Warrant Shares, when duly issued and delivered in accordance with the terms of the convertible debentures, Standby Equity Distribution Agreement and the warrants, will be duly authorized, fully paid and nonassessable.

     We hereby  consent to the filing of this  opinion  with the  Commission  as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Tennessee, the State of Nevada or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

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     This  opinion  is  furnished  to you in  connection  with the filing of the
Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                              Very truly yours,


                              /s/ Baker, Donelson, Bearman, Caldwell & Berkowitz

                              BAKER, DONELSON, BEARMAN, CALDWELL &
                              BERKOWITZ, a Professional Corporation